Exhibit 99.1

Results for announcement to the market

Name of entity:	Anteris Technologies Global Corp. (“ATGC”)
ARBN:	677 960 235
Reporting period:	For the quarter ended September 30, 2025

The attached Form 10-Q Quarterly Report for the quarter ended September 30, 2025 has been filed with the U.S. Securities and Exchange Commission.  It includes the condensed consolidated financial statements which have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and are denominated in U.S. dollars.

The following supplementary information is provided in connection with the Form 10-Q for the purposes of compliance with ASX Listing Rule 4.7C in relation to quarterly activity reports. This information should be read in conjunction with the Form 10-Q and is provided to satisfy the Company’s ongoing disclosure obligations under the ASX Listing Rules.

Details of business activities during the quarter:

Refer to the Form 10-Q and the “Anteris Announces Results for the Third Quarter of 2025” announcement lodged with the ASX on November 13, 2025.

Use of funds:

On December 12, 2024, our registration statement on Form S-1 relating to our initial public offering became effective pursuant to which we issued and sold 14,878,481 shares of Common Stock.  We received net proceeds of US$80.0 million, after deducting the underwriting discounts, commissions and offering expenses and giving effect to the exercise of the underwriters’ option to purchase additional shares.  The use of proceeds from our initial public offering, as of September 30, 2025, was as follows:

•	US$52.7 million for the ongoing development of DurAVR® THV and the preparation and enrolment of the Pivotal Trial of DurAVR® THV for treating severe aortic stenosis; and

•
US$18.3 million net, comprising the repayment of US$7.0 million of debt (including the Obsidian convertible notes and options), net working capital, v2v expenditures and other general corporate purposes, offset by receipts from tax incentives.

Aggregate amount of payments to related parties and their associates:

During the third quarter of 2025, the aggregate amount of payments to related parties and their associates (which includes director fees, Company secretarial fees, CEO, President and CFO remuneration) was US$515 thousand.  These payments were included in cash flows from operating activities.

There were no payments to related parties or their associates included in cash flows from investing activities.

ENDS

860 Blue Gentian Road, Suite 340 Eagan, MN, 55121 United States T: +1 651 493 0606 info.us@anteristech.com	Anteris Technologies Global Corp. BRISBANE | MINNEAPOLIS | GENEVA | MALAGA anteristech.com	Toowong Tower, Level 3, Suite 302 9 Sherwood Road, Toowong QLD 4066, Australia T: +61 1300 550 310 info.au@anteristech.com ARBN: 677 960 235

About Anteris

Anteris Technologies Global Corp. (NASDAQ: AVR, ASX: AVR) is a global structural heart company committed to designing, developing, and commercializing cutting-edge medical devices to restore healthy heart function. Founded in Australia, with a significant presence in Minneapolis, USA, Anteris is a science-driven company with an experienced team of multidisciplinary professionals delivering restorative solutions to structural heart disease patients.

Anteris’ lead product, the DurAVR® Transcatheter Heart Valve (THV), was designed in collaboration with the world’s leading interventional cardiologists and cardiac surgeons to treat aortic stenosis – a potentially life-threatening condition resulting from the narrowing of the aortic valve. The balloon-expandable DurAVR® THV is the first biomimetic valve, which is shaped to mimic the performance of a healthy human aortic valve and aims to replicate normal aortic blood flow. DurAVR® THV is made using a single piece of molded ADAPT® tissue, Anteris’ patented anti-calcification tissue technology. ADAPT® tissue, which is FDA-cleared, has been used clinically for over 10 years and distributed for use in over 55,000 patients worldwide. The DurAVR® THV System is comprised of the DurAVR® valve, the ADAPT® tissue, and the balloon-expandable ComASUR® Delivery System.

Authorisation and Additional information

This announcement was authorised for release on the ASX by the Board of Directors.

For more information:

Investor Relations	Investor Relations (US)
investor@anteristech.com	mchatterjee@bplifescience.com
Debbie Ormsby	Malini Chatterjee, Ph.D.
Anteris Technologies Global Corp.	Blueprint Life Science Group
+61 1300 550 310 | +61 7 3152 3200	+1 917 330 4269

Website	www.anteristech.com
X	@AnterisTech
LinkedIn	https://www.linkedin.com/company/anteristech

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